Exhibit (a)(12)



               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                         Three
                                                                                                         Months
                                                                                                         Ended
                                                                 Year Ended 30 September                 31 Dec
                                               ------------------------------------------------------    ------
                                                1995      1996         1997       1998        1999        1999
                                               ------     -----       ------     ------      ------      ------
Earnings:

Income before extraordinary item and
  the cumulative effect of accounting           $368.2      $416.4     $429.3      $546.8      $450.5     $50.6
  changes:

Add (deduct):
   Provision for income taxes                    186.2       195.5      203.4       280.9       209.5      10.7
   Fixed charges, excluding capitalized
     interest                                    148.8       184.0      233.0       202.8       194.4      49.9
   Capitalized interest amortized during
    the period                                     9.1         9.4        8.3         7.4         6.1       1.7

   Undistributed earnings of less-than-
    fifty-percent-owned affiliates               (25.4)      (40.6)     (31.1)      (25.3)      (44.5)    (10.6)
                                                ------      ------     ------    --------      ------    ------
    Earnings, as adjusted                       $686.9      $764.7     $842.9    $1,012.6      $816.0    $102.3
                                                ======      ======     ======    ========      ======    ======

Fixed Charges:

Interest on indebtedness, including
  capital lease obligations                     $139.4      $171.7     $217.8      $186.7      $175.4     $45.2

Capitalized interest                              18.5        20.0       20.9        18.4        24.7       8.4

Amortization of debt discount premium
  and expense                                       .2         1.5        1.8         1.9         1.3        .2

Portion of rents under operating leases
  representative of the interest factor            9.2        10.8       13.4        14.2        17.7       4.5
                                                ------      ------     ------      ------      ------     -----
    Fixed charges                               $167.3      $204.0     $253.9      $221.2      $219.1     $58.3
                                                ======      ======     ======      ======      ======     =====

Ratio of Earnings to Fixed Charges:                4.1         3.7        3.3         4.6         3.7       1.8
                                                ======      ======     ======      ======      ======     =====

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